Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-238630 on Form S-1 of our report dated March 13, 2020 (June 8, 2020, as to the effects of the reverse stock split discussed in Note 16), relating to the financial statements of Vaxcyte, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

June 8, 2020